Exhibit 10.5

EXECUTIVES

SUPPLEMENTAL BENEFIT PLAN

LAKE SHORE SAVINGS AND LOAN ASSOCIATION

October 1, 1999

Financial Institution Consulting Corporation

700 Colonial Road, Suite 260

Memphis, Tennessee 38117

WATS: 1-800-8730089

FAX: (901) 684-7411

(901) 684-7400

EXECUTIVES SUPPLEMENTAL BENEFIT PLAN

This Executives Supplemental Benefit Plan (the “Plan”), executed as of the 1st day of October, 1999, formalizes the understanding by and between LAKE SHORE SAVINGS AND LOAN ASSOCIATION (the “Association”), a mutual savings association, and its Executives, hereinafter referred to as “Executive(s)”, who shall be eligible to participate in this Plan by execution of an Executives Supplemental Benefit Plan Joinder Agreement (“Joinder Agreement”) in a form provided by the Association.

WITNESSETH:

WHEREAS, the Executives are employed by the Association; and

WHEREAS, the Association recognizes the valuable services heretofore performed for it by such Executives and wishes to encourage their continued employment and to provide them with additional incentive to achieve corporate objectives; and

WHEREAS, the Association wishes to provide the terms and conditions upon which the Association shall pay additional retirement benefits to the Executives; and

WHEREAS, the Association intends this Plan to be considered an unfunded arrangement, maintained primarily to provide supplemental retirement income for its Executives, members of a select group of management or highly compensated employees of the Association, for tax purposes and for purposes of the Employee Retirement Income Security Act of 1974, as amended; and

WHEREAS, the Association has adopted this Executives Supplemental Benefit Plan which controls all issues relating to Supplemental Benefits as described herein;

NOW, THEREFORE, in consideration of the premises and of the mutual promises herein contained, the Association and the Executives agree as follows:

SECTION I

DEFINITIONS

When used herein, the following words and phrases shall have the meanings below unless the context clearly indicates otherwise:

1.1	“Accrued Benefit” means, with respect to any Plan Year, that portion of the Supplemental Benefit which is expensed and accrued as of the Valuation Date of such Plan Year under generally accepted accounting principles (GAAP) utilizing the benefits/years of service method. The Accrued Benefit for each Plan Year shall be set forth in each Executive’s Joinder Agreement.

1.2	“Act” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.3	“Administrator” means the Committee.

1.4	“Annuitized Value” means the value of the Participant’s Accrued Benefit increased by monthly compounding using the Interest Factor and expressed as a stream of annual benefits payments.

1.5	“Association” means LAKE SHORE SAVINGS AND LOAN ASSOCIATION and any successor thereto.

1.6	“Beneficiary” means the person or persons (and their heirs) designated as Beneficiary in the Executive’s Joinder Agreement to whom the deceased Executive’s benefits are payable. If no Beneficiary is so designated, then the Executive’s Spouse, if living, will be deemed the Beneficiary. If the Executive’s Spouse is not living, then the Children of the Executive will be deemed the Beneficiaries and will take on a per stirpes basis. If there are no living Children, then the Estate of the Executive will be deemed the Beneficiary.

1.7	“Benefit Age” shall be the age at which the Executive becomes eligible to receive the Supplemental Benefit under the Plan. Such age shall be designated in the Executive’s Joinder Agreement.

1.8	“Benefit Eligibility Date” shall be the date on which an Executive is entitled to receive his Supplemental Benefit. An Executive’s “Benefit Eligibility Date” shall occur on the 1st day of the month coincident with or next following the month in which the Executive attains his Benefit Age designated in the Joinder Agreement.

1.9	“Benefits Determiner” shall mean financial Institutions Consulting Corporation, or its successor or assign.

1.10	“Cause” means personal dishonesty, willful misconduct, willful malfeasance, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), or final cease-and-desist order, material breach of any provision of this Plan, or gross negligence in matters of material importance to the Association.

1.11	“Change in Control” shall mean and include the following, with respect to the Association:

(i)	a reorganization, merger, merger conversion, consolidation or sale of all or substantially all of the assets of the Association to another entity which is not controlled by the Association, or a similar transaction occurs in which the Association, is not the resulting entity; or

(ii)	individuals who constitute the Board of Directors of the Association, on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a Director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the Directors comprising the Incumbent Board; shall be, for purposes of this clause (ii) considered as though he were a member of the Incumbent Board.

1.12	“Children” means the Executive’s children, or the issue of any deceased child of the Executive, then living at the time payments are due the Children under this Plan. The term “Children” shall include both natural and adopted Children.

1.13	“Committee” means the Committee appointed by the Board of Directors to administer the Plan.

1.14	“Disability Benefit” means the monthly benefit payable to the Executive following a determination, in accordance with Subsection 3.6, that he is no longer able, properly and satisfactorily, to perform his duties as Executive.

1.15	“Effective Date” of the Executives Supplemental Benefit Plan shall be October 1, 1999.

1.16	“Estate” means the estate of the Executive.

1.17	“Executive” means a senior executive officer of the Association who is selected to participate in the Plan by the Board of Directors of the Association.

1.18	“Interest Factor” means monthly compounding or discounting, as applicable, at seven percent (7%) per annum.

1.19	“Payout Period” means the time frame during which certain benefits payable hereunder shall be distributed. Payments shall be made in equal monthly installments commencing within thirty (30) days following the occurrence of the event which triggers distribution and continuing for One Hundred Eighty (180) consecutive months. For purposes of the Survivor’s Benefits payable hereunder, the Payout Period shall be One Hundred Eighty (180) consecutive months.

1.20	“Plan Year” shall mean each October 1 to September 30, commencing October 1, 1999.

1.21	“Spouse” means the individual to whom the Executive is legally married at the time of the Executive’s death.

1.22	“Supplemental Benefit” means an annual amount payable to the Executive pursuant to the Plan. The Supplemental Benefit to which an Executive will become entitled upon the satisfaction of the applicable conditions shall be equal to the amount set forth in the Executive’s Joinder Agreement.

1.23	“Survivor’s Benefit” means an annual amount payable to the Beneficiary in monthly installments throughout the Payout Period, equal to the amount designated in the Executive’s Joinder Agreement and subject to Subsection 3.2.

1.24	“Valuation Date” shall mean the date during the Plan Year on which the Executive’s Accrued Benefit is determined for the Plan Year. The Valuation Date shall be September 30th of each Plan Year, and any other date so determined by the Committee.

SECTION II

ELIGIBILITY AND PARTICIPATION

2.1	Eligibility and Participation.

(a)	Eligibility - Eligibility to participate in the Plan shall be limited to those employees of the Association who are designated by the Board of Directors and who are members of a select group of management and highly compensated employees within the meaning of Department of Labor Regulation Section 2520.104-23.

(b)	Participation - An Executive’s participation in the Plan shall be effective upon notification of the employee of eligibility to participate, completion of a Joinder Agreement by the Executive and acceptance of the Joinder Agreement by the Committee. Executive’s participation in the Plan shall continue until such time as the Executive terminates employment with the Association, and as long thereafter as the Executive is eligible to receive benefits under this Plan.

2.2

Change in Employment Status. If the Board of Directors determines that a Participant’s employment performance is no longer at a level which deserves reward through participation in this Plan, but does not terminate the Participant’s employment with the Association, participation herein and eligibility to receive benefits hereunder shall be limited to the Participant’s Accrued Benefit Account as of the date designated by the Board.

SECTION III

BENEFITS

3.1	Supplemental Benefit. If the Executive is in the employ of the Association until reaching his Benefit Age, the Executive shall be entitled to the Supplemental Benefit. Such Supplemental Benefit shall commence on the 1st day of the month following the Executive’s attainment of his Benefit Age and shall be payable in monthly installments throughout the Payout Period. In the event an Executive dies after commencement of the Supplemental Benefit payments but before completion of all such payments due, and owing hereunder, the Association shall pay to the Executive’s Beneficiary a continuation of the monthly installments for the remainder of the Payout Period.

3.2	Death Prior to Benefit Age. If the Executive dies prior to attaining his Benefit Age but while employed by the Association, the Executive’s Beneficiary shall be entitled, to the Survivor’s Benefit. The Survivor’s Benefit shall commence within thirty (30) days of the Executive’s death and shall be payable in monthly installments throughout the Payout Period.

3.3	Voluntary or Involuntary Termination Other Than for Cause.

(a)

If the Executive’s employment with the Association is voluntarily or involuntarily terminated prior to the attainment of his Benefit Eligibility Date, for any reason other than for Cause, the Executive’s death, disability, or following a Change in Control (as defined), the Executive (or his Beneficiary) shall be entitled to the annuitized value (using the Interest Factor) of his Accrued Benefit, asset forth in the Executive’s Joinder Agreement. Such benefit shall commence on the Executive’s Benefit Eligibility Date and shall be payable in monthly installments throughout the Payout Period. In the event the Executive dies at anytime after commencement of payments hereunder, but prior to completion of all such payments due and owing hereunder, the Association shall pay to the Executive’s Beneficiary a continuation of the monthly installments for the remainder of the Payout Period.

(b)	If the Executive dies after his voluntary or involuntary termination of employment occurring prior to his Benefit Eligibility Date, and prior to the commencement of benefits hereunder, the Executive’s Beneficiary shall be entitled to the annuitized value (using the Interest Factor) of his Accrued Benefit, which shall be calculated by the Benefits Determiner. The payment of such benefit shall commence within thirty (30) days of the Executive’s death. The benefit shall be payable in monthly installments over the Payout Period.

3.4	Termination of Employment Related to a Change in Control.

(a)

If the Executive’s employment is terminated. (either voluntarily or involuntarily) following or coincident with a Change in Control, the Executive shall be entitled to his full Supplemental Benefit (as if he had remained in employment until his Benefit Age). Such benefit shall commence on the 1st day of the month following his termination of service and shall be payable in monthly installments throughout the Payout Period. In the event that the Executive dies at any time after commencement of the payments, but prior to completion of all such payments due and owing hereunder, the Association, or its successor, shall pay to the Executive’s Beneficiary a continuation of the monthly installments for the remainder of the Payout Period.

(b)	If, after such termination, the Executive dies prior to commencement of the benefits hereunder, the Executive’s Beneficiary shall be entitled to the Survivor’s Benefit which shall commence within thirty (30) days of the Executives death. The Survivor’s Benefit shall be payable in monthly installments over the Payout Period.

3.5	Termination for Cause. If the Executive is terminated for Cause, all benefits under the Executive’s Joinder Agreement shall be forfeited and the Joinder Agreement shall become null and void.

3.6	Disability Benefit.

(a)

Notwithstanding any other provision hereof, if requested by the Executive and approved by the Board of Directors, the Executive who has not attained his Benefit Eligibility Date shall be entitled to receive the Disability Benefit hereunder, in any case in which it is determined by a duly licensed physician selected by the Association, that the Executive is no longer able, properly and satisfactorily, to perform his regular duties as an Executive on a continuous or sustained basis due to ill health, accident, disability or general inability due to age. If the Executive’s employment is terminated pursuant to this paragraph and Board of Executive approval is obtained, the Executive may elect to begin receiving the

Disability Benefit in lieu of any benefit available under Section 3.3, which is not available prior to the Executive’s Benefit Eligibility Date. The Disability Benefit shall equal the annuitized value (using the Interest Factor) of the Executive’s Accrued Benefit, which shall be calculated by the Benefits Determiner. The Disability Benefit shall be payable in monthly installments over the Payout Period commencing within thirty (30) days following the later of (i) the above mentioned disability determination and (ii) the approval of the Disability Benefit by the Board of Directors. In the event the Executive dies while receiving payments pursuant to this Subsection, but prior to the completion of all payments due and owing hereunder, the Association shall pay to the Executive’s Beneficiary a continuation of the monthly installments for the remainder of the Payout Period.

(b)	If the Executive dies after approval of the Disability Benefit by the Board of Directors but before the commencement of such payments, the Executive’s Beneficiary shall be entitled to the annuitized value (using the Interest Factor) of the Executive’s Accrued Benefit, which shall be calculated by the Benefits Determiner. Such benefit shall be payable to the Beneficiary in monthly installments over the Payout Period commencing within thirty (30) days of the Executive’s death.

3.7	Non-Competition During and After Employment with the Association.

(a)

In consideration of the agreements of the Association contained herein and of the payments to be made by the Association pursuant hereto, the Executive hereby agrees that, so long as he remains in the employment of the Association, he will not actively engage, either directly or indirectly, in any business or other activity which is or may be deemed to be in any way competitive with or adverse to the best interests of the business of the Association unless the Executives participation therein has been consented to, in writing, by the Board of Directors.

(b)	The Executive expressly agrees that, as consideration for the covenants of the Association contained herein and as a condition to the performance by the Association of its obligations hereunder, from and after any voluntary or involuntary termination of employment, other than a termination of employment in connection with a Change in Control pursuant to Subsection 3.4, and continuing throughout the entire Payout Period, as provided herein, he will not, without the prior written consent of the Association, become associated with, in the capacity of an employee, Executive, officer, principal, agent, trustee or in any other capacity whatsoever, any enterprise conducted in the trading area of the business of the Association which enterprise is, or may be deemed to be, competitive with any business carried on by the Association as of the date of the termination of the Executive’s employment.

(c)	In the event of a termination of the Executive’s employment related to a Change in Control pursuant to Subsection 3.4, paragraph (b) of this Subsection 3.7 shall cease to be a condition to the performance by the Association of its obligations under this Plan.

3.8	Breach. In the event of any breach by the Executive of the agreements and covenants contained herein, the Board of Directors of the Association shall direct that any unpaid balance of any payments to the Executive under this Plan be suspended, and shall thereupon notify the Executive of such suspensions, in writing. Thereupon, if the Board of Directors of the Association shall determine that said breach by the Executive has continued for a period of one (1) month following notification of such suspension, all rights of the Executive and his Beneficiaries under this Plan, including rights to further payments hereunder, shall thereupon terminate.

3.9	Additional Death Benefit - Burial Expense. In addition to the above-described benefits, upon the Participant’s death, the Participant’s Beneficiary shall be entitled to receive a one-time lump sum death benefit in the amount of Ten Thousand ($10,000.00) Dollars. This benefit shall be provided specifically for the purpose of providing payment for burial and/or funeral expenses of the Participant. Such death benefit shall be payable within thirty (30) days of the Participant’s death. The Participant’s Beneficiary shall not be entitled to such benefit under this Plan (i) if the Participant is terminated for Cause prior to death or (ii) the Participant’s Beneficiary receives a supplemental $10,000 death benefit under any other non-qualified deferred compensation plan sponsored by the Association.

SECTION IV

BENEFICIARY DESIGNATION

The Executive shall make an initial designation of primary and secondary Beneficiaries upon execution of his Joinder Agreement and shall have the right to change such designation, at any subsequent time, by submitting to the Administrator in substantially the form attached as Exhibit A to the Joinder Agreement, a written designation of primary and secondary Beneficiaries. Any Beneficiary designation made subsequent to execution of the Joinder

Agreement shall become effective only when receipt thereof is acknowledged in writing by the Administrator.

SECTION V

EXECUTIVE’S RIGHT TO ASSETS

The rights of the Executive, any Beneficiary, or any other person claiming through the Executive under this Plan, shall be solely those of an unsecured general creditor of the Association. The Executive, the Beneficiary, or any other person claiming through the Executive, shall only have the right to receive from the Association those payments so specified under this Plan. The Executive agrees that he, his Beneficiary, or any other person claiming through him shall have no rights or interests whatsoever in any asset of the Association, including any insurance policies or contracts which the Association may possess or obtain to informally fund this Plan. Any asset used or acquired by the Association in connection with the liabilities it has assumed under this Plan, unless expressly provided herein, shall not be deemed to be held under any trust for the benefit of the Executive or his Beneficiaries, nor shall any asset be considered security for the performance of the obligations of the Association. Any such asset shall be and remain, a general, unpledged, and unrestricted asset of the Association.

SECTION VI

RESTRICTIONS UPON FUNDING

The Association shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Plan. The Executive, his Beneficiaries or any successor in interest to hire shall be and remain simply a general unsecured creditor of the Association in the same manner as any other creditor having a general claim for matured and unpaid compensation. The Association reserves the absolute right in its sole discretion to either purchase assets to meet its obligations undertaken by this Plan or to refrain from the same and to determine the extent, nature, and method of such asset purchases. Should the Association decide to purchase assets such as life insurance, mutual funds, disability policies or annuities, the Association reserves the absolute right, in its sole discretion, to terminate such assets at any time, in whole or in part. At no time shall the Executive be deemed to have any lien, right, title or interest in or to any specific investment or to any assets of the Association. If the Association elects to invest in a life insurance, disability or annuity policy upon the life of the Executive, then the Executive shall assist the Association by freely submitting to a physical examination and by supplying such additional information necessary to obtain such insurance or annuities.

SECTION VII

ALIENABILITY AND ASSIGNMENT PROHIBITION

Neither the Executive nor any Beneficiary under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or his Beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Executive or any Beneficiary attempts assignment, communication, hypothecation, transfer or disposal of the benefits hereunder, the Association’s liabilities shall forthwith cease and terminate.

SECTION VIII

ADMINISTRATION

8.1	Named Fiduciary and Administrator. The Association shall name a Committee of the Board of Directors as the Named Fiduciary and Administrator of this Plan. The

Committee shall consist of not less than three persons. The Committee shall have the authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan, as may arise in connection with the Plan. A majority vote of the Committee members shall control any decision.

8.2	Agents. The Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Association.

8.3	Binding Effect of Decisions. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and banding upon all persons having any interest in the Plan.

8.4	Indemnity of Committee. The Association shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct.

SECTION IX

CLAIMS PROCEDURE AND ARBITRATION

9.1

Claims Procedure. In the event that benefits under this Plan are not paid to the Executive (or to his Beneficiary in the case of the Executive’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Committee within sixty (60) days from the date payments are refused. The Committee shall review the written claim and, if the claim is denied, in whole or in part, it shall provide in writing, within ninety (90) days of receipt of such claim, its specific reasons for such denial, reference to the provisions of this Plan or the Joinder Agreement upon which the denial is based, and any additional material or information necessary to perfect the claim. Such writing by Committee shall further indicate the additional steps which must be undertaken by claimants if an additional review of the claim denial is desired.

If claimants desire a second review, they shall notify the Committee in writing within sixty (60) days of the first claim denial. Claimants may review this Plan, the Joinder Agreement or any documents relating thereto and submit any issues and comments, in writing, they may feel appropriate. The Committee shall refer the claim to the Association’s full Board of Directors. The Board of Directors of the Association shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. The decision shall state the specific reasons for the decision and shall include reference to specific provisions of this Plan or the Joinder Agreement upon which the Association’s decision is based.

9.2	Arbitration. If claimants continue to dispute the benefit denial based upon completed performance of this Plan and the Joinder Agreement or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to mediation, administered by the American Arbitration Association (“AAA”) (or a mediator selected by the parties) in accordance with the AAA’s Commercial Mediation Rules. If mediation is not successful in resolving the dispute, it shall be settled by arbitration administered by the AAA under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

SECTION X

MISCELLANEOUS

10.1	No Effect on Executive’s Rights. Nothing contained herein will confer upon the Executive the right to be retained in the employment of the Association nor limit the right of the Association to deal with the Executive without regard to the existence of the Plan.

10.2	State Law. The Plan is established under, and will be construed according to, the laws of the State of New York, to the extent such laws are not preempted by the Act and valid regulations published thereunder.

10.3	Severability. In the event that any of the provisions of this Plan or portion thereof, are held to be inoperative or invalid by any court of competent jurisdiction, then: (1) insofar as is reasonable, effect will be given to the intent manifested in the provisions held invalid or inoperative, and (2) the validity and enforce ability of the remaining provisions will not be affected thereby.

10.4	Incapacity of Recipient. In the event the Executive is declared incompetent and a conservator or other person legally charged with the care of his person or Estate is appointed, any benefits under the Plan to which such Executive is entitled shall be paid to such conservator or other person legally charged with the care of his person or Estate.

10.5

Unclaimed Benefit. The Executive shall keep the Association informed of his current address and the current address of his Beneficiaries. The Association shall not be obligated to search for the whereabouts of any person. If the location of the Executive is not made known to the Association as of the date upon which any payment of any benefits may first be made, the Association shall delay payment of the Executive’s benefit payment(s) until the location of the Executive is made known to the Association; however, the Association shall only be obligated to hold such benefit payment(s) for the Executive until the expiration of thirty-six (36) months. Upon expiration of the thirty-six (36) month period, the Association may discharge its obligation by payment to the Executive’s Beneficiary. If the location of the Executive’s Beneficiary is not made known to the Association by the end of an additional two (2) month period following expiration of the thirty-six (36) month period, the Association may discharge its obligation by payment to the Executive’s Estate. If there is no Estate in existence at such time or if such fact cannot be determined by the Association, the Executive and his Beneficiary(ies) shall thereupon forfeit any rights to the balance, if any, of any benefits provided for such Executive and/or Beneficiary under this Plan.

10.6

Establishment of Rabbi Trust. The Association intends to establish a rabbi trust into which the Association intends to contribute assets which shall be held therein, subject to the claims of the Association’s creditors in the event of the Association’s “Insolvency” as defined in the rabbi trust, until the. contributed assets are paid to the Executives and their Beneficiaries in such manner and at such times as specified in this Plan. It is the intention of the Association to make contributions to the rabbi trust to provide the Association with a source of funds to assist it in meeting the liabilities of this Plan. The rabbi trust and any assets held therein shall conform to the terms of the rabbi trust agreement which has been established in conjunction with this Plan. To the extent the language in this Plan is modified by the language in the rabbi trust agreement, the rabbi trust agreement shall supersede this Plan. Any contributions to the rabbi trust shall be made during each Plan Year in accordance with the rabbi trust agreement. The amount of such contribution(s)

shall be equal to the Executive’s Accrued Benefit, if any, less: (i) previous contributions made on behalf of the Executive to the rabbi trust, and (ii) earnings to date on all such previous contributions.

10.7	Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, no individual acting as an employee or agent of the Association, or as a member of the Board of Directors shall be personally liable to the Executive or any other person for any claim, loss, liability or expense incurred in connection with the Plan.

10.8	Gender. Whenever in this Plan words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

10.9	Effect on Other Corporate Benefit Plans. Nothing contained in this Plan shall affect the right of the Executive to participate in or be covered by any other corporate benefit available to Executives of the Association constituting a part of the Association’s existing or future compensation structure.

10.10	Suicide. Notwithstanding anything to the contrary in this Plan, the benefits otherwise provided herein shall not be payable and this Plan shall become null and void with respect to the Executive if the Executive’s death results from suicide, whether sane or insane, within twenty-four (24) months after the execution of his Joinder Agreement.

10.11	Instrument. This Plan shall be binding upon and shall inure to the benefit of the Association, its successors and assigns, and the Executive, his successors, heirs, executors, administrators, and Beneficiaries.

10.12	Headings. Headings and sub-headings in this Plan are inserted for reference and convenience only and shall not be deemed a part of this Plan.

SECTION XI

AMENDMENT/REVOCATION

11.1	Amendment. The Board of Directors may at any time amend the Plan in whole or in part, provided, however, that no amendment shall be effective to decrease or restrict any Participant’s Accrued Benefit under the Plan, determined as of the date of Amendment. Any change in the Interest factor shall not become effective until the first day of the calendar year which follows the adoption of the amendment and providing at least thirty (30) days’ written notice of the amendment to the Participant. Notwithstanding the above, following a Change in Control, this Plan shall not be amended, modified or revoked at any time, in whole or part, as to any Executive, without the mutual written consent of the Executive and the Association, and such mutual consent shall be required even if the Executive is no longer in the service of the Association.

11.2	Termination. The Board of Directors may within the first twelve (12) months after the Plan’s Effective Date partially or completely terminate the Plan, if, as a result of changes in the tax laws, the tax, accounting, or other effects of the continuance of the Plan, or potential payments thereunder, would not be in the best interests of the Association.

SECTION XII

EXECUTION

12.1	This Plan sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and any previous agreements or understandings between the parties hereto regarding the subject matter hereof are merged into and superseded by this Plan.

12.2	This Plan shall be executed in triplicate, each copy of which, when so executed and delivered, shall be an original, but all three copies shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the Association has caused this Plan to be executed on the day and date first above written.

ATTEST:	LAKE SHORE SAVINGS AND LOAN ASSOCIATION

/s/ BEVERLY J. MULKIN	By:	/s/ DAVID C. MANCUSO
Secretary	Title:	President/ CEO

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